Exhibit 10.2

AMENDMENT NUMBER ELEVEN

TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation, (the “Corporation”), has heretofore adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2003 (the “Plan”), and as amended prior to the date hereof;

WHEREAS, the Corporation, by action of the Corporation’s Board of Directors, and upon recommendation from the Management Development and Compensation Committee of the Board of Directors, has the authority to amend the Plan pursuant to Section 17.1 of the Plan;

WHEREAS, the Corporation’s Board of Director’s, at its meeting held on June 24, 2005, authorized the Corporation to amend the Plan and directed the President, any Vice President, the Corporate Secretary, the Treasurer and any Assistant Treasurer and such other persons as are delegated by them to execute all such instruments, documents and certificates that such person deems necessary, advisable or appropriate in connection with such amendment.

NOW, THEREFORE, pursuant to such authorization and direction, I do hereby execute the following amendment as adopted and approved by the Corporation’s Board of Directors on June 24, 2005, to be effective on the first day of the Plan’s 2005 Plan Year:

1. Article 2 of the Plan is hereby amended by deleting the definition of “Adjusted Consolidated Net Income” in its entirety.

2. Article 2 of the Plan is hereby amended by inserting the following new definition of “Earnings Per Share” immediately after the definition of “Disability” where it occurs therein:

“Earnings Per Share. The net income per share of Harris Stock (on a diluted basis) for the applicable Plan Year, as determined by the Company and as publicly reported in filings made with the Securities and Exchange Commission or otherwise. Notwithstanding the preceding sentence, for purposes of this Plan the Earnings Per Share may be increased, decreased or otherwise adjusted by the Management Development and Compensation Committee or the Board at any time before the EPS Profit Sharing Contribution is paid to the Trust for such Plan Year in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles, including, without limitation: (1) any stock dividend, stock split, combination of  shares, recapitalization, or other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, (3) any other corporate transaction or event having an effect similar to any of the foregoing or (4) any other nonrecurring event.”

3. Article 2 of the Plan is hereby amended by inserting the following new definition of “Eligible Profit Sharing Participant” immediately after the definition of “Eligible Employee” where it occurs therein:

“Eligible Profit Sharing Participant. For any Plan Year, a Participant who has completed a Year of Service on or prior to the last day of the applicable Plan Year and who (a) is actively employed as an Eligible Employee on the earlier of (i) the last day of such Plan Year or (ii) the June 30th nearest to the last day of such Plan Year (the “Eligibility Date”); (b) was actively employed as an Eligible Employee during such Plan Year but is not actively employed on the Eligibility Date due to Leave of Absence or a period of Qualified Military Service; or (c) was actively employed as an Eligible Employee during such Plan Year but terminated employment during such Plan Year (i) on or after the attainment of age 55, (ii) due to death or Disability, (iii) as a result of a Reduction in Force or (iv) as a result of a transfer from employment with an Employer to employment with an Affiliate that is not an Employer.”

4. The definition of “Excess Compensation” in Article 2 of the Plan is hereby amended in its entirety to read as follows:

“Excess Compensation. The portion of a Participant’s Compensation that exceeds the Taxable Wage Base for the applicable Plan Year.”

5. The second sentence of Section 3.3 of the Plan is hereby amended by deleting the parenthetical phrase “, except as otherwise provided in Section 8.6(a),” therefrom.

6. Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

"Section 4.3. Profit Sharing Contributions.

“(a) EPS Profit Sharing Contributions.

(1) Subject to the limitations below and set forth in Article 6 and Section 8.6(c), for each Plan Year the Employers shall make a profit sharing contribution (the “EPS Profit Sharing Contribution”) to the Trust on behalf of each Eligible Profit Sharing Participant in an amount equal to a specified percentage of such Participant’s Compensation; provided however, that a EPS Profit Sharing Contribution shall not be made for any Plan Year in which the Company does not have any net profits (which, for this purpose, are defined as net income or profits for the Plan Year determined on the basis of the Company’s books of account in accordance with generally accepted accounting principles, without any reduction for taxes based upon income or for contributions made to this Plan or any qualified retirement plan). The EPS Profit Sharing Contribution (if any) shall be allocated to the Account of each Eligible Profit Sharing Participant in the manner and amounts provided as follows:

(i) Percentage applicable to Compensation up to the Taxable Wage Base,

Earnings	Percent of Compensation Up to
Per Share	Taxable Wage Base
If Earnings Per Share are Less than or Equal to Minimum Earnings Per Share Target	2%

If Earnings Per Share Equal or Exceed Maximum Earnings Per Share Target	6%

(ii) The EPS Profit Sharing Contribution percentage applicable to Excess Compensation will be double the percentage applicable for Compensation up to the Taxable Wage Base, subject to the restrictions in Section 8.6(c).

(iii) For purposes of determining the amount of the EPS Profit Sharing Contribution hereunder, if Earnings Per Share for a particular Plan Year exceeds the Minimum Earnings Per Share Target but is less than the Maximum Target Earnings Per Share Target, the EPS Profit Sharing Contribution shall be determined using straight line interpolations.

(iv) Notwithstanding the foregoing, in no event shall the total EPS Profit Sharing Contribution amount exceed the Company’s net profits (as previously defined) for the Plan Year.

(2) Establishment of Earnings Per Share Targets. No later than 90 days after the first day of each Plan Year, the Management Development and Compensation Committee of the Board or the Board shall establish the Minimum Earnings Per Share Target and the Maximum Earnings Per Share Target for such Plan Year.”

(b) Special Profit Sharing Contributions. Subject to the limitations set forth in Article 6 and 8.6, the Employers, at the direction of the Company, may, in their discretion, make a profit sharing contribution for a Plan Year (in addition to the EPS Profit Sharing Contribution made pursuant to subsection (a) above, if any) in a specified dollar amount or pursuant to a formula, to be allocated to Eligible Profit Sharing Participants in accordance with the following formula. A special profit sharing contribution for a Plan Year made pursuant to this Section 4.3(b) shall be allocated among the Eligible Profit Sharing Participants in the proportion that the aggregate of the Compensation and Excess Compensation paid by the Employers or the Company to each such Eligible Profit Sharing Participant during such Plan Year bears to the aggregate of the total Compensation and Excess Compensation paid by the Employers or the Company to all such Eligible Profit Sharing Participants during such Plan Year.”

7. Section 8.6 of the Plan is hereby amended in its entirety to read as follows:

"Section 8.6. Allocation of Profit Sharing Contributions.

(a) Amount. Profit sharing contributions for a Plan Year shall be allocated among the Eligible Profit Sharing Participants in accordance with the formulas specified in Section 4.3.

(b) Timing of Allocation. A profit sharing contribution made by the Employers or the Company pursuant to Section 4.3 for a Plan Year shall be allocated to the Profit Sharing Accounts of Eligible Profit Sharing Participants as of the last day of such Plan Year; provided, however, that such contributions shall be credited to such Participant’s Profit Sharing Accounts as of the Valuation Date coinciding with or next following the date on which the profit sharing contribution is delivered to the Trustee.

(c) Limitation on Amount. Notwithstanding any provision of the Plan to the contrary, the amount allocated to an Eligible Profit Sharing Participant with respect to Excess Compensation shall not exceed the “base contribution percentage” by more than the lesser of (i) the base contribution percentage and (ii) 5.7% (or if greater, the percentage equal to the Old Age portion of the tax under section 3111(a) of the Code, as in effect on the first day of the Plan Year). Any remaining amount shall be allocated based on the ratio of each Eligible Profit Sharing Participant’s Compensation for the Plan Year to the Compensation of all Eligible Participants for the Plan Year. The term “base contribution percentage” means the percentage of Compensation of an Eligible Profit Sharing Participant contributed by the Employers or the Company with respect to such Participant’s Compensation not in excess of the Participant’s Taxable Wage Base.

8. The last sentence of the last paragraph of Section 16.3 of the Plan is hereby amended by deleting the reference to “Section 8.6” where it occurs therein and substituting “Sections 4.3 and 8.6” therefor.

9. Section 17.4(b)(1) of the Plan is hereby amended in its entirety to read as follows:

“(1) Notwithstanding any provision of the Plan to the contrary, the amount of the EPS Profit Sharing Contribution for the Plan Year ending on the last day of the Restriction Period shall be in an amount not less than the amount that would be determined as if the Earnings Per Share had reached the midpoint between the Minimum Earnings Per Share Target and Maximum Earnings Per Share Target as originally approved for the Plan Year; notwithstanding actual results or any changes or modifications occurring after any such Change of Control.”

EXECUTED this 30 day of June 2005.

HARRIS CORPORATION

/s/ H. L. Lance

By: Howard L. Lance Title: Chairman, President and Chief Executive Officer